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                                                                    EXHIBIT 99.1

                 DART GROUP CORPORATION ANNOUNCES EXTENSION OF
                 CONDITIONAL SETTLEMENT AGREEMENT IN PRINCIPLE
                              WITH HERBERT H. HAFT

                 LANDOVER, MD, May 9, 1997 -- Dart Group Corporation (Nasdaq:
DARTA) announced today a two-week extension of the conditional settlement agreement in principle reached on April 21, 1997, between Dart and Herbert H. Haft, the Company's founder and its present Chairman and Chief Executive Officer.

                 As announced on April 22, implementation of the conditional agreement in principle is subject to the negotiation of a definitive settlement agreement satisfactory to Dart and Dart's receipt of satisfactory advice from its investment bankers. The conditional agreement in principle stated that it would terminate if a definitive settlement agreement were not entered into by May 9, 1997. Dart and Herbert Haft have not entered into a definitive settlement agreement, and the agreement in principle has been amended to state that it will terminate if a definitive agreement is not entered into by May 23, 1997.

         The agreement in principle continues also to be conditioned on Dart's entering into a supplemental settlement with Ronald Haft and a comprehensive settlement with Gloria, Robert and Linda Haft. Negotiations with respect to these related settlements are ongoing.

                 As previously announced, closing of the transactions contemplated by the agreement in principle also is subject to (1) final and non-appealable action by the Delaware Court of Chancery or the Delaware Supreme Court approving all of the terms of the settlement, terminating certain putative derivative actions pending with respect to Dart in the Delaware Court of Chancery, and approving the October 1995 settlement between Dart and Ronald Haft and the supplemental settlement between Dart and Ronald Haft, and (2) final and non-appealable action by the U.S. Bankruptcy Court approving the effectiveness of Chapter 11 plans of reorganization for certain real estate entities owned by Mr. Haft and members of his family.

                 There can be no assurance that a definitive settlement agreement between Dart and Herbert Haft will be entered into and that the transactions contemplated by the conditional agreement in principle will be implemented.

                 In its negotiation with members of the Haft family, Dart is represented by the Executive Committee of its Board of Directors, comprised of Larry G. Schafran, Chairman, Douglas M. Bregman, Esq. and Bonita A. Wilson.

                 For further information, contact Larry G. Schafran (301-731-1502).





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